Exhibit 12.1

WPP Group plc

Statement of Computation of Earnings to Fixed Charges

US GAAP

The following table shows the ratios of earnings to fixed charges of WPP Group plc for the period indicated.

	For the six months ended June 30,	For the years ended December 31,
	2004	2003	2002	2001	2000	1999
	( In £ millions, except ratio information)
EARNINGS
Operating profit (excluding associate income)	177.2	321.0	243.1	242.7	247.9	163.0
Dividend from unconsolidated subsidiaries	9.5	15.6	9.4	14.7	7.6	4.3
Interest expense	44.1	84.8	105.6	91.6	56.6	33.8
Interest component of rent expense	33.1	69.3	69.1	62.2	41.7	27.7

TOTAL EARNINGS	263.9	490.7	427.2	411.2	353.8	228.8

FIXED CHARGES
Interest expense	44.1	84.8	105.6	91.6	56.6	33.8
Interest component of rent expense	33.1	69.3	69.1	62.2	41.7	27.7

TOTAL FIXED CHARGES	77.2	154.1	174.7	153.8	98.3	61.5

RATIO OF EARNINGS TO FIXED CHARGES (1)	3.42	3.18	2.45	2.67	3.60	3.72

(1) The ratio of earnings to fixed charges has been computed by dividing total earnings by total fixed charges. Coverage deficiencies have been computed by subtracting fixed charges from total earnings. Earnings were calculated by adding (1) income before income taxes, (2) dividends from unconsolidated companies and (3) fixed charges. Fixed charges consist of interest and one-third rent expense as representative of the interest portion of rentals.

WPP Group plc

Statement of Computation of Earnings to Fixed Charges

UK GAAP

The following table shows the ratios of earnings to fixed charges of WPP Group plc for the period indicated.

	For the six months ended June 30,	For the years ended December 31,
	2004	2003	2002	2001	2000	1999
	(In £ millions, except ratio information)
EARNINGS
Operating profit (excluding associate income)	194.6	415.3	272.5	505.5	379.4	265.0
plus dividends and receipts from associates	9.5	15.6	9.4	14.7	7.6	4.3
Interest expense	49.1	89.8	109.6	91.6	56.6	33.8
Interest component of rental expense	33.1	69.3	69.1	62.2	41.7	27.7

TOTAL EARNINGS	286.3	590.0	460.6	674.0	485.3	330.8

FIXED CHARGES
Interest expense	49.1	89.8	109.6	91.6	56.6	33.8
Interest component of rent expense	33.1	69.3	69.1	62.2	41.7	27.7

TOTAL FIXED CHARGES	82.2	159.1	178.7	153.8	98.3	61.5

RATIO OF EARNINGS TO FIXED CHARGES(1)	3.48	3.71	2.58	4.38	4.94	5.38

(1) The ratio of earnings to fixed charges has been computed by dividing total earnings by total fixed charges. Coverage deficiencies have been computed by subtracting fixed charges from total earnings. Earnings were calculated by adding (1) income before income taxes, (2) dividends from unconsolidated companies and (3) fixed charges. Fixed charges consist of interest and one-third rent expense as representative of the interest portion of rentals.